Wright Express Extends Its Fuel-Price Risk Management Program

SOUTH PORTLAND, Maine—(BUSINESS WIRE)—December 6, 2010—Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk management program through the second quarter of 2012.

On December 1, 2010, the Company purchased instruments to cover a portion of its anticipated domestic fuel-price-related earnings exposure for the fourth quarter of 2011 and first and second quarters of 2012. At this time, Wright Express has hedged approximately 80% of its estimated domestic exposure through the fourth quarter of 2011, approximately 53% of its first-quarter 2012 estimated domestic exposure and approximately 27% of its second-quarter 2012 estimated domestic exposure. Going forward, the Company intends to hedge approximately 80% of its anticipated, domestic fuel-price-related earnings exposure in every quarter on a rolling basis.

The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The December 1 purchase locked in a fuel price range of approximately $2.98 to $3.04 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q1	Q2	Q3	Q4	Q1	Q2	2012
	2011	2011	2011	2011	2012
Average low end of range	2.77	2.87	2.93	2.97	2.95	2.98

Average top end of range	2.83	2.93	2.99	3.03	3.01	3.04

Approximate % locked in	80%	80%	80%	80%	53%	27%

About Wright Express

Wright Express is a global provider of business payment processing and information management solutions. The company’s fleet, corporate, and prepaid payment solutions give customers unparalleled security and control across a wide spectrum of business sectors around the world. The company’s subsidiaries include Wright Express Financial Services, TelaPoint, Pacific Pride, Wright Express International, Wright Express Prepaid Cards Australia, and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in five countries. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover varying percentages of its anticipated domestic fuel-price-related earnings exposure through the second quarter of 2012; intention to hedge approximately 80% of its domestic fuel-price-related earnings exposure in every quarter, on a rolling basis; and belief that the instruments will enhance the visibility and predictability of the Company’s future earnings and cash flows. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2009, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2010 and the Company’s other periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition or disposition. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Wright Express
News media contact:
Jessica Roy, 207-523-6763
Jessica—Roy@wrightexpress.com

or

Investor contact:
Steve Elder, 207-523-7769
Steve—Elder@wrightexpress.com

SOURCE: Wright Express Corporation